INVESTMENT MANAGEMENT AGREEMENT

This Agreement is made by and between Hartford Funds Management Company, LLC, a Delaware limited liability company (the “Adviser”), and each of The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc., each a corporation organized under the laws of the State of Maryland (each a “Company”), on its own behalf and on behalf of each of its series listed on Schedule A hereto, as it may be amended from time to time (each, a “Portfolio” and, collectively, the “Portfolios”).

WHEREAS, the Adviser has agreed to furnish investment advisory, management and administrative services to each Company, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and each Portfolio; and

WHEREAS, each Company and the Adviser wish to enter into this Agreement setting forth the investment advisory, management and administrative services to be performed by the Adviser for each Company and each Portfolio, and the terms and conditions under which such services will be performed; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Adviser is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereto agree as follows:

1.                                      General Provision

Each Company hereby employs the Adviser and the Adviser hereby undertakes to act as the investment manager of the Company and to each Portfolio and to perform for the Company such other duties and functions as are hereinafter set forth and such other duties as may be necessary or appropriate in connection with its services as investment manager. The Adviser shall, in all matters, give to each Company and its Board of Directors the benefit of its best judgment, effort, advice and recommendations and shall at all times conform to, and use its best efforts to enable the Company to conform to (i) the provisions of the 1940 Act and any rules or regulations thereunder, (ii) any other applicable provisions of state or federal law; (iii) the provisions of the Articles of Incorporation and By-Laws of the Company as amended from time to time; (iv) the policies and determinations of the Board of Directors of the Company; (v) the fundamental policies and investment restrictions of the Company and Portfolios as reflected in the Company’s registration statement under the 1940 Act or as such policies may, from time to time, be amended by the Company’s shareholders, and (vi) the Prospectus and Statement of Additional Information of the Company in effect from time to time. The appropriate officers and employees of the Adviser shall be available upon reasonable notice for consultation with any of the Directors and officers of the Company with respect to any matters dealing with the business and affairs of the Company including the valuation of any of each Portfolios’ securities.

2.                                      Investment Management Services

In its capacity as investment manager to each Portfolio, Adviser shall have the following duties:

(a)           Subject to the direction and control by each Company’s Board of Directors, the Adviser shall, or shall cause an affiliate to, regularly provide each Portfolio with investment research, advice and supervision and will furnish continuously an investment program for each Portfolio consistent with the investment objectives and policies of the Portfolio, including but not limited to:

1.             Providing and, as necessary, re-evaluating and updating the investment objectives and parameters, asset classes, and risk profiles of the Portfolios;

2.             Determining, from time to time and subject to the provisions of Section 4 hereof, what securities and other financial instruments shall be purchased for each Portfolio, what securities or other financial instruments shall be held or sold by each Portfolio, and what portion of each Portfolio’s assets shall be held uninvested, subject always to the provisions of the Company’s Articles of Restatement and Amended and Restated By-Laws and of the 1940 Act, and to the investment objectives, policies and restrictions of each Portfolio, each as shall be from time to time in effect, and subject, further, to such policies and restrictions as the Company’s Board of Directors may from time to time establish.

3.             Monitoring the Portfolios’ performance and examining and recommending ways to improve the performance of the Portfolios, including by scrutinizing security selection, style focus, sector concentration, market cap preference, and prevailing market conditions;

4.             Monitoring subadvisers to confirm their compliance with the Portfolios’ investment strategies and policies, for any changes that may impact the Portfolios or the subadvisers’ operations or overall business continuity, for their adherence to legal and compliance procedures, for any litigation enforcement or regulatory matters relating to the subadvisers, and with respect to the subadvisers’ brokerage practices and trading quality;

5.             Conducting periodic on-site due diligence meetings as well as other meetings with subadvisers;

6.             Researching, selecting, and making recommendations to replace subadvisers or portfolio managers, and assisting in managing the transition process when subadvisers or portfolio managers are appointed, terminated, or replaced.

(b)           The Adviser shall provide, or shall cause an affiliate to provide, such economic and statistical data relating to each Portfolio and such information concerning important economic, political and other developments as the Adviser shall deem appropriate or as shall be requested by each Company’s Board of Directors.

(c)           The Adviser shall advise and assist the officers of each Company in taking such steps as are necessary or appropriate to carry out the decisions of the Company’s Board of Directors and the appropriate committees of the Board regarding the conduct of the business of the Company insofar as it relates to the Portfolios.

3.                                      Administrative and Management Services

(a)           In addition to the performance of investment advisory services and subject to the supervision of each Company’s Board of Directors, the Adviser shall regularly provide, or shall cause an affiliate to provide, such administrative and management services as may from time to time be requested by the Company or Portfolios as necessary for the operation of the Portfolios including, but not limited to:

1.             assisting in the supervision of all aspects of the Company’s operation, including the supervision and coordination of all matters relating to the functions of the custodian, transfer agent or other shareholder servicing agents

(if any), accountants, attorneys and other parties performing services or operational functions for the Company, including serving as the liaison between such service providers and the Company’s Board of Directors;

2.             drafting and negotiating all aspects of agreements and amendments with the custodian, transfer agent or other shareholder servicing agents (if any) for the Company;

3.             providing the Company with the services of persons, who may be the Adviser’s officers or employees, competent to serve as officers of the Company and to perform such administrative and clerical functions as are necessary in order to provide effective administration for the Company, including the preparation and maintenance of required reports, books and records of the Company;

4.             providing the Company with adequate office space, facilities, equipment, personnel and related services for the effective administration of the affairs of the Company as contemplated in this Agreement;

5.             preparation and production of meeting materials for the Company’s Board of Directors, as well as such other materials as the Board of Directors may from time to time reasonably request, including in connection with the Board’s annual review of the Portfolios’ investment management agreement, the subadvisory agreements, and related agreements;

6.             coordinating and overseeing the preparation and filing with the U.S. Securities and Exchange Commission (“SEC”) of registration statements, notices, shareholder reports, proxy statements and other material for the Portfolios required to be filed under applicable law;

7.             developing and implementing compliance programs for the Portfolios, developing and implementing procedures for monitoring compliance with the Portfolios’ investment objectives, policies and guidelines and with applicable regulatory requirements; and preparing reports to the Board concerning compliance matters;

8.             providing day-to-day legal and regulatory support for the Portfolios in connection with the administration of the affairs of the Company, including but not limited to providing advice on legal, compliance, regulatory and operational issues, advice relating to litigation involving the Portfolios and/or its directors or officers, and procuring legal services for the Portfolios and supervising the work of outside legal counsel;

9.             assisting the Portfolios in the handling of regulatory examinations and working with the Portfolios’ legal counsel in response to non-routine regulatory matters;

10.          making reports to the Board of the Adviser’s performance of its obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Portfolio as the Adviser shall determine to be desirable;

11.          preparing Board materials and Board reports generally and provide such other information or assistance to the Board as may be necessary from time to time;

12.          maintaining and preserving or overseeing the maintenance and preservation of, as applicable, the records specified in the Portfolio agreements not maintained by other Portfolio service providers and any other records related to the Portfolios’ transactions as are required under any applicable state or federal securities;

13.          preparing such information and reports as may be required by any banks from which a Portfolio borrows funds;

14.          performing due diligence on third-party service providers and negotiating service agreements with those third-parties; and

15.          providing such other services as the parties hereto may agree upon from time to time for the efficient operation of the Company and Portfolios.

4.                                      Sub-Advisers and Sub-Contractors

The Adviser, upon approval of the Board of Directors, may engage one or more investment advisers that are registered as such under the 1940 Act to act as sub-adviser and provide certain services set forth in Section 2 hereof with respect to existing and future Portfolios of each Company, all as shall be subject to approval in accordance with the requirements of the 1940 Act and as such requirements may be modified by rule, regulation or order of the SEC. Each sub-adviser shall perform its duties subject to the direction and control of the Adviser. Subject to the discretion and control of each Company’s Board of Directors, the Adviser will monitor, supervise and oversee each sub-adviser’s management of the Portfolios’ investment operations in accordance with the investment objectives and related investment policies of each Portfolio, as set forth in each Company’s registration statement with the SEC, and review and report to the Board of Directors periodically on the performance of each sub-adviser and recommend action as appropriate. In addition, the Adviser may engage other parties to assist it with any of the administrative and management services set forth in Section 3 above.

5.                                      Brokerage Transactions

In connection with the purchases or sales of portfolio securities or other financial instruments for the account of a Portfolio, neither the Adviser, nor any of its partners, directors, officers or employees nor any sub-adviser engaged by the Adviser pursuant to Section 4 hereof will act as principal or agent or receive any commission. The Adviser, a sub-adviser engaged by the Adviser, or the agent of the Adviser or a sub-adviser, shall arrange for the placing of all orders for the purchase and sale of portfolio securities and other financial instruments for a Portfolio’s account with brokers or dealers selected by the Adviser or a sub-adviser, as applicable. In the selection of such brokers or dealers and the placing of such orders, the Adviser or a sub-adviser, as applicable, will use its best efforts to obtain the most favorable execution and net security price available for a Portfolio. It is understood that it is desirable for a Portfolio that the Adviser or sub-adviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Portfolio than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. It is also understood that the services provided by such brokers may be useful to the Adviser or sub-adviser in connection with Adviser’s or sub-adviser’s services to other clients. Subject to and in accordance with any directions that each Company’s Board of Directors may issue from time to time the Adviser or a sub-adviser, as applicable, may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser or the sub-adviser, as applicable, determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s or the sub-adviser’s overall responsibilities with respect to a Portfolio and other advisory clients. The Adviser’s services to a Portfolio pursuant to this Investment Management Agreement are not deemed to be exclusive and it is understood that the Adviser may render investment advice, management and other services to others.

6.                                      Allocation of Charges and Expenses

The Adviser will pay all costs incurred by the Adviser in connection with the performance of its duties under Section 2 of this Investment Management Agreement. The Adviser will not be required to bear any expenses of any Portfolio other than those specifically allocated to the Adviser in this Section 6. In particular, but without limiting the generality of the foregoing, the Adviser will not be required to pay expenses related to: (i) interest and taxes; (ii) brokerage commissions; (iii) premiums for fidelity and other insurance coverage requisite to each Company’s operations; (iv) the fees and expenses of its non-interested directors; (v) legal, audit and fund accounting expenses; (vi) custodian and transfer agent fees and expenses; (vii) expenses incident to the redemption of its shares; (viii) fees and expenses related to the registration under federal and state securities laws of shares of each Company for public sale; (ix) expenses of printing and mailing prospectuses, reports, notices and proxy material to shareholders of each Company; (x) all other expenses incidental to holding meetings of each Company’s shareholders; and (xi) such extraordinary non-recurring expenses as may arise, including litigation affecting each Company and any obligation which the Company may have to indemnify its officers and Directors with respect thereto. Any officer or employee of the Adviser or of any entity controlling, controlled by or under common control with the Adviser, who may also serve as officers, directors or employees of each Company shall not receive any compensation from the Company for their services, with the exception of the chief compliance officer of the Company, who may be compensated by the Company for services provided to the Company.

7.                                      Compensation of the Adviser

For all services to be rendered, each Portfolio shall pay to the Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly, as set forth in Schedule B to this Agreement, as it may be amended from time to time:

The Adviser, or an affiliate of the Adviser, may agree to subsidize any of the Portfolios to any level that the Adviser, or any such affiliate, may specify. Any such undertaking may be modified or discontinued at any time except to the extent the Adviser explicitly agrees to maintain such undertaking for a specified period.

If it is necessary to calculate the fee for a period of time that is less than a month, then the fee shall be (i) calculated at the annual rates provided in Schedule B but prorated for the number of days elapsed in the month in question as a percentage of the total number of days in such month, (ii) based upon the average of the Portfolio’s daily net asset value for the period in question, and (iii) paid within a reasonable time after the close of such period. The “daily net asset value” of a Portfolio shall be determined on the basis set forth in the Portfolio’s prospectus(es) or otherwise consistent with the 1940 Act and the regulations promulgated thereunder.

8.                                      Liability of the Adviser

(a)           The Adviser shall not be liable for any loss or losses sustained by reason of any investment including the purchase, holding or sale of any security, or with respect to the administration of each Company, as long as the Adviser shall have acted in good faith and with due care; provided, however, that no provision in this Agreement shall be deemed to protect the Adviser against any liability to the Company or its shareholders by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b)           The rights of exculpation and indemnification are not to be construed so as to provide for exculpation or indemnification provided under 8(a) of any person for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that exculpation or indemnification would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this section to the maximum extent permitted by applicable law.

9.                                      Duration of Agreement

(a)           This Agreement shall be effective with respect to a Portfolio as of the date indicated on Schedule A, and shall continue through the period ending two years from such date.  This Agreement, unless sooner terminated in accordance with 9(b) below, shall continue in effect from year to year thereafter provided that its continuance is specifically approved at least annually (1) by a vote of a majority of the members of the Board of Directors of the Company or by a vote of a majority of the outstanding voting securities of the Portfolio, and (2) in either event, by the vote of a majority of the members of the Company’s Board of Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on this Agreement.

(b)           This Agreement (1) may be terminated at any time without the payment of any penalty either by a vote of a majority of the members of the Board of Directors of the applicable Company or by a vote of a majority of the Portfolio’s outstanding voting securities, on sixty days’ prior written notice to the Adviser; (2) shall immediately terminate in the event of its assignment and (3) may be terminated by the Adviser on sixty days’ prior written notice to the Portfolio, but such termination will not be effective until the Portfolio shall have contracted with one or more persons to serve as a successor investment adviser for the Portfolio and such person(s) shall have assumed such position.

(c)           As used in this Agreement, the terms “assignment”, “interested person” and “vote of majority of the Company’s outstanding voting securities” shall have the meanings set forth for such terms in the 1940 Act, as amended.

(d)           Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party to this Agreement to whom such notice is to be given at such party’s current address.

10.                               Other Activities

Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind to any other corporation, firm individual or association.

11.                               Additional Series

The amendment of Schedule A to this Agreement for the sole purpose of adding one or more Portfolios shall not be deemed an amendment of this Agreement or an amendment affecting an already existing Portfolio and requiring the approval of shareholders of that Portfolio.

12.                               Invalid Provisions

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13.                               Governing Law

To the extent that federal securities laws do not apply, this Agreement and all performance hereunder shall be governed by the laws of the State of New York, which apply to contracts made and to be performed in the State of New York.  To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

14.                               Amendments

No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement will be effective until approved in a manner consistent with the 1940 Act and rules and regulations under the 1940 Act and any applicable Securities and Exchange Commission exemptive order from such rules and regulations. Any such instrument signed by a Portfolio must be (a) approved by the vote of a majority of the Directors who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Directors of each Company, or by the vote of a majority of the outstanding voting securities of the Portfolio. The amendment of Schedule A and/or Schedule B to this Agreement for the sole purpose of (i) adding or deleting one or more Portfolios or (ii) making other non-material changes to the information included in the Schedule shall not be deemed an amendment of this Agreement.

15.                               Entire Agreement

This Agreement, including the schedules hereto, constitutes the entire understanding between the parties pertaining to the subject matter hereof and supersedes any prior agreement between the parties on this subject matter.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date written below.

Hartford Funds Management Company, LLC

/s/ James E. Davey
By: James E. Davey
Title: President

The Hartford Mutual Funds, Inc.
on behalf of each of its series listed on
Schedule A

/s/ James E. Davey
By: James E. Davey
Title: President
Date: February 29, 2016

The Hartford Mutual Funds II, Inc.
on behalf of each of its series listed on
Schedule A

/s/ James E. Davey
By: James E. Davey
Title: President
Date: March 14, 2016

Schedule A

List of Portfolios

THE HARTFORD MUTUAL FUNDS, INC.

ON BEHALF OF:

The Hartford Balanced Fund(1)

The Hartford Balanced Income Fund(2)

The Hartford Capital Appreciation Fund(2)

The Hartford Checks and Balances Fund(2)

The Hartford Conservative Allocation Fund(1)

Hartford Core Equity Fund(1)

The Hartford Dividend and Growth Fund(1)

Hartford Duration-Hedged Strategic Income Fund(1), (3)

Hartford Emerging Markets Equity Fund(1)

The Hartford Emerging Markets Local Debt Fund(1)

Hartford Environmental Opportunities Fund(4)

The Hartford Equity Income Fund(2)

The Hartford Floating Rate Fund(1)

The Hartford Global All-Asset Fund(1)

The Hartford Global Alpha Fund(1), (3)

Hartford Global Capital Appreciation Fund(2)

Hartford Global Equity Income Fund(2)

The Hartford Global Real Asset Fund(1)

The Hartford Growth Allocation Fund(1)

The Hartford High Yield Fund(1)

The Hartford Inflation Plus Fund(1)

Hartford International Equity Fund(1)

The Hartford International Growth Fund(2)

The Hartford International Opportunities Fund(1)

The Hartford International Small Company Fund(1)

The Hartford International Value Fund(1)

Hartford Long/Short Global Equity Fund(1)

The Hartford MidCap Fund(2)

The Hartford MidCap Value Fund(1)

Hartford Moderate Allocation Fund(1)

Hartford Multi-Asset Income Fund(1)

Hartford Municipal Income Fund(1)

Hartford Municipal Short Duration Fund(1)

The Hartford Quality Bond Fund(1)

Hartford Real Total Return Fund(1)

The Hartford Short Duration Fund(1)

Hartford Small Cap Core Fund(1)

The Hartford Strategic Income Fund(1)

The Hartford Total Return Bond Fund(1)

The Hartford Unconstrained Bond Fund(1)

The Hartford World Bond Fund(1)

THE HARTFORD MUTUAL FUNDS II, INC.

ON BEHALF OF:

The Hartford Growth Opportunities Fund(1)

The Hartford Municipal Real Return Fund(1)

The Hartford Small Cap Growth Fund(1)

The Hartford Value Opportunities Fund(1)

Hartford Schroders Emerging Markets Debt and Currency Fund(5)

Hartford Schroders Tax-Aware Bond Fund(5)

Hartford Schroders Emerging Markets Equity Fund(5)

Hartford Schroders Emerging Markets Multi-Sector Bond Fund(5)

Hartford Schroders Income Builder Fund(5)

Hartford Schroders Global Strategic Bond Fund(5)

Hartford Schroders International Stock Fund(5)

Hartford Schroders International Multi-Cap Value Fund(5)

Hartford Schroders US Small Cap Opportunities Fund(5)

Hartford Schroders US Small/Mid Cap Opportunities Fund(5)

(1) Effective March 14, 2016. Approved by shareholders at a shareholder meeting on March 14, 2016

(2) Effective April 19, 2016.  Approved by shareholders at a shareholder meeting on April 19, 2016

(3) It is anticipated that the Fund will be liquidated on the close of business on October 21, 2016.  Effective the business day following the liquidation date, the Fund is removed from Schedule A.

(4) Effective February 29, 2016

(5) Effective October 19, 2016.  Approved by written consent of the sole initial shareholder on October 19, 2016

Last updated: October 19, 2016

Schedule B

Fees

As compensation for the services rendered by the Adviser, each Portfolio shall pay to the Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly based upon the following annual rates calculated based on the average daily net asset value of the applicable Portfolio:

THE HARTFORD MUTUAL FUNDS, INC.

The Hartford Balanced Fund(1)

Average Daily Net Assets	Annual Rate

First $500 million	0.6900%
Next $500 million	0.6250%
Next $4 billion	0.5750%
Next $5 billion	0.5725%
Amount Over $10 billion	0.5700%

The Hartford Balanced Income Fund(2)

Average Daily Net Assets	Annual Rate

First $250 million	0.7000%
Next $250 million	0.6300%
Next $500 million	0.6000%
Next $1.5 billion	0.5700%
Next $2.5 billion	0.5500%
Next $5 billion	0.5300%
Amount Over $10 billion	0.5250%

The Hartford Capital Appreciation Fund(2)

Average Daily Net Assets	Annual Rate

First $500 million	0.8000%
Next $500 million	0.7000%
Next $4 billion	0.6500%
Next $5 billion	0.6475%
Amount Over $10 billion	0.6450%

11

The Hartford Checks and Balances Fund(2)

Average Daily Net Assets	Annual Rate
None

Hartford Core Equity Fund(1)

Average Daily Net Assets	Annual Rate

First $500 million	0.4500%
Next $500 million	0.3500%
Next $1.5 billion	0.3300%
Next $2.5 billion	0.3250%
Amount Over $5 billion	0.3225%

The Hartford Dividend and Growth Fund(1) and The Hartford MidCap Value Fund(1)

Average Daily Net Assets	Annual Rate

First $500 million	0.7500%
Next $500 million	0.6500%
Next $1.5 billion	0.6000%
Next $2.5 billion	0.5950%
Next $5 billion	0.5900%
Amount Over $10 billion	0.5850%

Hartford Duration-Hedged Strategic Income Fund(1), (3)

Average Daily Net Assets	Annual Rate

First $500 million	0.1000%
Next $500 million	0.0900%
Next $1.5 billion	0.0850%
Next $2.5 billion	0.0800%
Next $2.5 billion	0.0750%
Next $2.5 billion	0.0700%
Amount Over $10 billion	0.0650%

Hartford Emerging Markets Equity Fund(1)

Average Daily Net Assets	Annual Rate

First $250 million	1.1000%
Next $250 million	1.0500%
Next $500 million	1.0000%
Amount Over $1 billion	0.9700%

The Hartford Emerging Markets Local Debt Fund(1) (fee schedule effective until October 31, 2016)

Average Daily Net Assets	Annual Rate

First $250 million	1.0000%
Next $250 million	0.9500%
Next $4.5 billion	0.9000%
Next $5 billion	0.8975%
Amount Over $10 billion	0.8950%

The Hartford Emerging Markets Local Debt Fund (fee schedule effective November 1, 2016)

Average Daily Net Assets	Annual Rate

First $250 million	0.8500%
Next $250 million	0.8000%
Next $500 million	0.7700%
Amount Over $1 billion	0.7600%

Hartford Environmental Opportunities Fund(4)

Average Daily Net Assets	Annual Rate

First $500 million	0.8000%
Next $500 million	0.7500%
Next $1.5 billion	0.7300%
Next $2.5 billion	0.7250%
Amount Over $5.0 billion	0.7200%

The Hartford Equity Income Fund(2)

Average Daily Net Assets	Annual Rate

First $250 million	0.7500%
Next $250 million	0.7000%
Next $500 million	0.6500%
Next $1.5 billion	0.6000%
Next $2.5 billion	0.5900%
Amount Over $5 billion	0.5875%

The Hartford Floating Rate Fund(1)

Average Daily Net Assets	Annual Rate

First $500 million	0.6500%
Next $2 billion	0.6000%
Next $2.5 billion	0.5900%
Next $5 billion	0.5800%
Amount Over $10 billion	0.5700%

The Hartford Global All-Asset Fund(1) (fee schedule effective until October 31, 2016)

Average Daily Net Assets	Annual Rate

First $250 million	0.9500%
Next $250 million	0.9000%
Next $500 million	0.8000%
Next $1.5 billion	0.7300%
Next $2.5 billion	0.7000%
Next $5 billion	0.6600%
Amount Over $10 billion	0.6550%

The Hartford Global All-Asset Fund (fee schedule effective November 1, 2016)

Average Daily Net Assets	Annual Rate

First $250 million	0.8000%
Next $250 million	0.7500%
Next $500 million	0.7000%
Next $1.5 billion	0.6800%
Next $2.5 billion	0.6600%
Amount Over $5 billion	0.6500%

Hartford Global Capital Appreciation Fund(2)

Average Daily Net Assets	Annual Rate

First $500 million	0.8500%
Next $500 million	0.7500%
Next $4 billion	0.7000%
Next $5 billion	0.6800%
Amount Over $10 billion	0.6750%

Hartford Global Equity Income Fund(2)

Average Daily Net Assets	Annual Rate

First $500 million	0.7500%
Next $500 million	0.7000%
Next $4 billion	0.6900%
Next $5 billion	0.6850%
Amount Over $10 billion	0.6700%

The Hartford Global Real Asset Fund(1)

Average Daily Net Assets	Annual Rate

First $500 million	0.8450%
Next $500 million	0.8100%
Next $1.5 billion	0.7800%
Next $2.5 billion	0.7500%
Amount over $5 billion	0.7100%

The Hartford MidCap Fund(2)

Average Daily Net Assets	Annual Rate

First $500 million	0.8500%
Next $500 million	0.7500%
Next $4 billion	0.7000%
Next $5 billion	0.6975%
Amount Over $10 billion	0.6950%

The Hartford International Small Company Fund(1)

Average Daily Net Assets	Annual Rate

First $500 million	0.9000%
Next $500 million	0.8500%
Next $4 billion	0.8000%
Next $5 billion	0.7975%
Amount Over $10 billion	0.7950%

The Hartford High Yield Fund(1)

Average Daily Net Assets	Annual Rate

First $500 million	0.6500%
Next $500 million	0.6000%
Next $1.5 billion	0.5950%
Next $2.5 billion	0.5900%
Next $5 billion	0.5800%
Amount Over $10 billion	0.5700%

The Hartford Inflation Plus Fund(1) and The Hartford Quality Bond Fund(1)

Average Daily Net Assets	Annual Rate

First $500 million	0.5000%
Next $500 million	0.4500%
Next $1.5 billion	0.4450%
Next $2.5 billion	0.4400%
Next $5 billion	0.4300%
Amount Over $10 billion	0.4200%

Hartford International Equity Fund(1)

Average Daily Net Assets	Annual Rate

First $500 million	0.7000%
Next $500 million	0.6500%
Next $1.5 billion	0.6400%
Next $2.5 billion	0.6300%
Amount Over $5 billion	0.6250%

The Hartford International Growth Fund(2) and The Hartford International Value Fund(1)

Average Daily Net Assets	Annual Rate

First $500 million	0.8500%
Next $500 million	0.8000%
Next $4 billion	0.7500%
Next $5 billion	0.7475%
Amount Over $10 billion	0.7450%

The Hartford International Opportunities Fund(1)

Average Daily Net Assets	Annual Rate

First $500 million	0.7500%
Next $500 million	0.6500%
Next $1.5 billion	0.6400%
Next $2.5 billion	0.6350%
Next $5 billion	0.6300%
Amount Over $10 billion	0.6250%

Hartford Long/Short Global Equity Fund(1)

Average Daily Net Assets	Annual Rate

First $ 1 billion	1.4000%
Next $ 1 billion	1.3900%
Amount Over $2 billion	1.3800%

Hartford Multi-Asset Income Fund(1)

Average Daily Net Assets	Annual Rate

First $250 million	0.7500%
Next $250 million	0.7000%
Next $500 million	0.6800%
Next $1.5 billion	0.6600%
Next $2.5 billion	0.6500%
Next $5 billion	0.6400%
Amount Over $10 billion	0.6350%

Hartford Municipal Income Fund(1) and Hartford Municipal Short Duration Fund(1)

Average Daily Net Assets	Annual Rate

First $500 million	0.3500%
Next $500 million	0.3000%
Next $1.5 billion	0.2900%
Next $2.5 billion	0.2850%
Amount Over $5 billion	0.2800%

The Hartford Strategic Income Fund(1) and The Hartford Unconstrained Bond Fund(1)

Average Daily Net Assets	Annual Rate

First $500 million	0.5500%
Next $500 million	0.5000%
Next $1.5 billion	0.4750%
Next $2.5 billion	0.4650%
Next $5 billion	0.4550%
Amount Over $10 billion	0.4450%

Hartford Real Total Return Fund(1), (5)

Average Daily Net Assets	Annual Rate

First $250 million	0.9000%
Next $250 million	0.8800%
Next $500 million	0.8500%
Next $1.5 billion	0.8300%
Amount Over $2.5 billion	0.8200%

Hartford Small Cap Core Fund(1)

Average Daily Net Assets	Annual Rate

First $500 million	0.7500%
Next $500 million	0.7000%
Next $2 billion	0.6500%
Next $2 billion	0.6400%
Next $5 billion	0.6300%
Amount Over $10 billion	0.6200%

The Hartford Short Duration Fund(1)

Average Daily Net Assets	Annual Rate

First $500 million	0.4500%
Next $500 million	0.4000%
Next $1.5 billion	0.3950%
Next $2.5 billion	0.3900%
Next $5 billion	0.3800%
Amount Over $10 billion	0.3700%

The Hartford Total Return Bond Fund(1)

Average Daily Net Assets	Annual Rate

First $500 million	0.4300%
Next $500 million	0.3800%
Next $4 billion	0.3700%
Next $5 billion	0.3600%
Amount Over $10 billion	0.3500%

The Hartford World Bond Fund(1)

Average Daily Net Assets	Annual Rate

First $250 million	0.7000%
Next $250 million	0.6500%
Next $4.5 billion	0.6000%
Next $5 billion	0.5750%
Amount Over $10 billion	0.5725%

The Hartford Conservative Allocation Fund(1), The Hartford Growth Allocation Fund(1) and Hartford Moderate Allocation Fund(1)

Average Daily Net Assets	Annual Rate

First $500 million	0.1000%
Next $500 million	0.0950%
Next $1.5 billion	0.0900%
Next $2.5 billion	0.0800%
Next $2.5 billion	0.0700%
Next $2.5 billion	0.0600%
Amount Over $10 billion	0.0500%

THE HARTFORD MUTUAL FUNDS II, INC.

The Hartford Growth Opportunities Fund(1)

Average Daily Net Assets	Annual Rate

First $250 million	0.8000%
Next $4.75 billion	0.7000%
Next $5 billion	0.6975%
Amount Over $10 billion	0.6950%

The Hartford Municipal Real Return Fund(1)

Average Daily Net Assets	Annual Rate

First $500 million	0.3500%
Next $500 million	0.3000%
Next $1.5 billion	0.2900%
Next $2.5 billion	0.2850%
Amount Over $5 billion	0.2800%

The Hartford Small Cap Growth Fund(1)

Average Daily Net Assets	Annual Rate

First $100 million	0.9000%
Next $150 million	0.8000%
Next $250 million	0.7000%
Next $4.5 billion	0.6500%
Next $5 billion	0.6300%
Amount Over $10 billion	0.6200%

The Hartford Value Opportunities Fund(1)

Average Daily Net Assets	Annual Rate

First $500 million	0.7000%
Next $500 million	0.6000%
Next $1.5 billion	0.5900%
Next $2.5 billion	0.5850%
Next $5 billion	0.5800%
Amount Over $10 billion	0.5750%

Hartford Schroders Emerging Markets Debt and Currency Fund(6)

Average Daily Net Assets	Annual Rate

First $1 billion	0.9500%
Next $4 billion	0.9000%
Next $5 billion	0.8900%
Amount over $10 billion	0.8850%

Hartford Schroders Tax-Aware Bond Fund(6)

Average Daily Net Assets	Annual Rate

First $1 billion	0.4500%
Next $4 billion	0.4300%
Next $5 billion	0.4250%
Amount over $10 billion	0.4200%

Hartford Schroders Emerging Markets Equity Fund(6)

Average Daily Net Assets	Annual Rate

First $1 billion	1.0500%
Next $4 billion	1.0000%
Next $5 billion	0.9900%
Amount over $10 billion	0.9850%

Hartford Schroders Emerging Markets Multi-Sector Bond Fund(6)

Average Daily Net Assets	Annual Rate

First $1 billion	0.7000%
Next $4 billion	0.6500%
Next $5 billion	0.6400%
Amount over $10 billion	0.6350%

Hartford Schroders Income Builder Fund(6)

Average Daily Net Assets	Annual Rate

First $1 billion	0.7000%
Next $4 billion	0.6800%
Next $5 billion	0.6700%
Amount over $10 billion	0.6650%

Hartford Schroders Global Strategic Bond Fund(6)

Average Daily Net Assets	Annual Rate

First $1 billion	0.6600%
Next $4 billion	0.5800%
Next $5 billion	0.5550%
Amount over $10 billion	0.5450%

Hartford Schroders International Stock Fund(6)

Average Daily Net Assets	Annual Rate

First $1 billion	0.7500%
Next $4 billion	0.7000%
Next $5 billion	0.6900%
Amount over $10 billion	0.6850%

Hartford Schroders International Multi-Cap Value Fund(6)

Average Daily Net Assets	Annual Rate

First $1 billion	0.7700%
Next $4 billion	0.7200%
Next $5 billion	0.7100%
Amount over $10 billion	0.7050%

Hartford Schroders US Small Cap Opportunities Fund(6)

Average Daily Net Assets	Annual Rate

First $1 billion	0.9000%
Next $4 billion	0.8900%
Next $5 billion	0.8800%
Amount over $10 billion	0.8700%

Hartford Schroders US Small/Mid Cap Opportunities Fund(6)

Average Daily Net Assets	Annual Rate

First $1 billion	0.850%
Next $4 billion	0.8000%
Next $5 billion	0.7900%
Amount over $10 billion	0.7850%

(1) Effective March 14, 2016. Approved by shareholders at a shareholder meeting on March 14, 2016

(2) Effective April 19, 2016.  Approved by shareholders at a shareholder meeting on April 19, 2016

(3) It is anticipated that the Fund will be liquidated on the close of business on October 21, 2016.  Effective the business day following the liquidation date, the Fund is removed from Schedule B.

(4) Effective February 29, 2016

(5) Revised fee schedule effective June 30, 2016

(6) Effective October 19, 2016.  Approved by written consent of the sole initial shareholder on October 19, 2016

The Hartford Global Alpha Fund(1)

As compensation for the services rendered by the Adviser, the Portfolio listed below shall pay to the Adviser a monthly management fee, payable as promptly as possible after the last day of each month during the term of this Agreement, comprised of a Basic Fee and a Performance Adjustment.

The Hartford Global Alpha Fund(1)

Except as otherwise provided in sub—paragraph (d) below, the Performance Adjustment is added to or subtracted from the Basic Fee depending on whether the Portfolio’s Class A shares experienced better or worse performance than (i) an appropriate index (the “Index”) plus (ii) 1.15%. The Performance Adjustment is not cumulative. An increased fee will result even though the performance of the Portfolio’s Class A shares over some period of time shorter than the performance period has been lower than that of the Index plus 1.15%, and, conversely, a reduction in the fee will be made for a month even though the performance of the Portfolio’s Class A shares over some period of time shorter than the performance period has exceeded that of the Index plus 1.15%. The Basic Fee and the Performance Adjustment will be computed as follows:

(a)           Basic Fee. The Basic Fee Rate shall on an annual basis be 1.10% of the first $500 million, 1.09% of the next $500 million, 1.08% of the next $1.5 billion, 1.07% of the next $2.5 billion, and 1.06% in excess of $5 billion annually of the Fund’s average daily net assets.  To determine the Basic Fee, each day’s net asset value will be multiplied by appropriate fee rate from the foregoing schedule and then divided by the number of days in the year, and the result will be paid each month, subject to the Performance Adjustment.

(b)           Performance Adjustment Rate: Except as otherwise provided in sub—paragraph (d) below, the Base Fee Rate is subject to an upward or downward Performance Adjustment equivalent to 25% of the amount by which the Fund outperforms or underperforms its benchmark index plus 1.15%.  For example, the Performance Adjustment Rate is 0.10% for each 0.40% that the investment performance of the Portfolio’s Class A shares for the performance period was better or worse than (i) the record of the Index, as then constituted, plus (ii) 1.15%. The maximum annual Performance Adjustment Rate is ±0.50%.

The performance period will commence with the Portfolio’s commencement of operations. During the first twelve months of the performance period for the Portfolio, there will be no performance adjustment. Starting with month thirteen of the performance period, the performance adjustment will take effect. Following month thirteen a new month will be added to the performance period until the performance period equals 36 months. Thereafter the performance period will consist of the current month plus the previous 35 months.

The investment performance of the Portfolio’s Class A shares will be measured by comparing (i) the net asset value of one Class A share of the Portfolio on the day prior to the first business day of the performance period (other than when the beginning of the performance period is the initial launch date of the Fund, in which case the investment performance will be measured from the initial net asset value of one Class A share of the Portfolio — on the first business day of the performance period — which is equal to $10.00 per share) with (ii) the net asset value of one Class A share of the Portfolio as of the last business day of such period. In computing the investment performance of the Portfolio’s Class A shares and the investment record of the Index, distributions of realized capital gains, the value of capital gains taxes per share paid or payable on undistributed realized long—term capital gains accumulated to the end of such period and dividends paid out of investment income on the part of the Portfolio, and all cash distributions of the securities included in the Index, will be treated as reinvested in accordance with Rule 205—1 or any other applicable rules under the Investment Advisers Act of 1940 (“Advisers Act”), as the same from time to time may be amended.

(c)           Performance Adjustment. One—twelfth of the annual Performance Adjustment Rate will be applied to the Portfolio’s average daily net asset value over the performance period.

(d)           The Index shall be the BofA Merrill Lynch 3-Month U.S. Treasury Bill Index. Subject to the requirements of the 1940 Act and the Advisers Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the “Commission”) or any rules or regulations adopted by, or interpretative releases of, the Commission, the Board of Directors may designate an alternative appropriate index for purposes of calculating the Performance Adjustment (the “Successor Index”) as provided in this sub—paragraph. For the 35 month period commencing on the first day of the month following such designation (or such other date as agreed by the Company, on behalf of the Portfolio, and the Adviser) (the “Transition Period”), the Performance Adjustment Rate shall be calculated by comparing the investment performance of the Portfolio’s Class A shares against the blended investment records of the Successor Index and the index used to calculate the Portfolio’s Performance Adjustment prior to the Transition Period (the “Prior Index”), such calculation being performed as follows:

For the first month of the Transition Period, the Performance Adjustment Rate shall be calculated by comparing the investment performance of the Portfolio’s Class A shares over the 36 month performance period against a blended index investment record that reflects the investment record of the Prior Index for the first 35 months of the performance period and the investment record of the Successor Index for the 36th month of the performance period. For each subsequent month of the Transition Period, the Performance Adjustment Rate shall be calculated by comparing the investment performance of the Portfolio’s Class A shares over the 36 month performance period against a blended index investment record that reflects one additional month of the Successor Index’s performance and one less month of the Prior Index’s performance. This calculation methodology shall continue until the expiration of the Transition Period, at which time the investment record of the Prior Index shall be eliminated from the Performance Adjustment calculation, and the Successor Index shall become the Index for purposes of calculating the Performance Adjustment.

(e)           For the avoidance of doubt, if it is necessary to calculate the fee for a period that is less than a month, (i) the Basic Fee Rate will be based upon the Portfolio’s average daily net asset value over that month ending on the last business day on which this Agreement is in effect; and (ii) the amount of the Performance Adjustment to the Basic Fee will be based upon the Portfolio’s average daily net asset value over the 36—month period ending on the last business day on which this Agreement is in effect provided that if this Agreement has been in effect less than 36 months, the computation will be made on the basis of the period of time during which it has been in effect.

(1) Effective March 14, 2016. Approved by shareholders at a shareholder meeting on March 14, 2016.  It is anticipated that the Fund will be liquidated on the close of business on October 21, 2016.  Effective the business day following the liquidation date, the Fund is removed from Schedule B.

Schedule B Last updated:  October 19, 2016